Exhibit 3.7(d)
(MON) 7. 297 10:49/ST. 10:48/NO. 4861552105 P 6 FILED
In the Office of the
Secretary of State of Texas JUL 022007
CERTIFICATE OF AMENDMENT TO Corportons Seco TilE CERTIFICATE OF FORMATION
OF BEALL SuBSIDIARY, LLC
Pursuant to then p v rof Section-3-053- oFtheTexas BusinessOrganizations—Code -(the “TBOC), Bean Subsidiary, LLC (the “Company”). hereby executes this Ceitificate of Amendment to its Certificate of FormaTion.
1. The filing cntity is Beau Subsidiary, LLC. a limited liability company. 2. Article I of the Ceitificate of Pormation of the Company is hereby amended so that it reads in its entirety as follows:
“ARTICLB I “The cntity being formed is a limited liability company. The name of the entity is Beau Concrete Entcrpnscs, LLC.”
3. The amendment has been approved in the manner required by the TEOC and the governing document of the Company.
TN WTTNF.SS WRPRPOF. the undersigned has executed the Certificate of Amendment of Deal! Subsidiary, LLC this 1st day of July, 2007.
By: ( Name:’ ‘M UrI&wi’%
Title: -Jte RsMt HOUSTON 93739v3